                                                                 EXHIBIT d(4)(i)

                                   SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                              ING EQUITY TRUST
                                      AND
                              ING INVESTMENTS, LLC

                                         ANNUAL INVESTMENT MANAGEMENT FEE
FUND                                     --------------------------------
----                               (as a percentage of average daily net assets)
ING Financial Services Fund               1.00% of first $30 million of assets
                                          0.75% of next $95 million of assets
                                       0.70% of assets in excess of $125 million